EXHIBIT 11

                    INDEPENDENCE HOLDING COMPANY
                  Computation of Per Share Earnings
              (In Thousands, Except Per Share Amounts)

                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                   JUNE 30,             JUNE 30,
                                1999       1998       1999      1998
                             ------------------     ----------------
INCOME:
  Net income................$  2,712   $  2,947   $  5,155  $  5,438
                             =======    =======    =======   =======
SHARES:
  Weighted average common
   shares outstanding.......   7,308      7,435      7,335     7,433
                             =======    =======    =======   =======
BASIC INCOME PER SHARE:
 Net income per share.......$    .37   $    .40   $    .70  $    .73
                             =======    =======    =======   =======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of
   options..................$  2,427   $  2,690   $  3,341  $  2,533
  Tax benefit from assumed
   exercise of options......     664      1,105        743       962
  Repurchase of treasury
   stock at the average
   market price per share of
   $11.93, $15.24, $12.45,
   and $14.14, respectively.  (3,091)    (3,795)    (4,084)   (3,495)
                             -------    -------    -------   -------
Assumed balance to be
   reinvested...............$      -   $      -   $      -  $      -
                             =======    =======    =======   =======
SHARES:
 Weighted average shares
  outstanding...............   7,308      7,435      7,335     7,433
 Shares assumed issued
  for options...............     367        390        444       379
 Treasury stock assumed
  purchased.................    (259)      (249)      (328)     (247)
                             -------    -------    -------   -------
 Adjusted average shares
 outstanding................   7,416      7,576      7,451     7,565
                             =======    =======    =======   =======
DILUTED INCOME PER SHARE:
 Net income per share.......$    .37   $    .39   $    .69  $    .72
                             =======    =======    =======   =======

(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.